Exhibit 10.4

RAMPartners SA
19 blvd Georges-Favon
CH-1204 Geneva, Switzerland

May 1, 2010

Rvue, Inc.
900 SE Third Avenue, 3rd Floor
Fort Lauderdale, FL 33316
Attention: David A. Loppert

Re:           Placement Agent Agreement

Dear Mr. Loppert:

This letter agreement (the “Agreement”) confirms our understanding with respect to the engagement by Rvue, Inc. (the “Company”) of RAMPArtners SA (“PA”) as a placement agent in connection with the sale of common shares, on a best efforts basis, through a private placement or similar unregistered transaction on terms that have been or will be determined by the Company and its advisors (the “Transaction”) to investors (the “Investors”).  For purposes hereof, the term “Transaction” also includes a convertible loan or other type of investment convertible into or exchangeable for or otherwise linked to the equity of the Company.  The term of the Agreement (the “Term”) shall commence on the date hereof and shall expire six (6) months after the date hereof.

1.
Scope.  The Company hereby engages PA to act as placement agent during the Term in connection with the Transaction(s). The goal of the engagement is to raise capital for the Company to be used for growth opportunities and general working capital purposes. PA shall assist the Company and shall, on behalf of the Company, contact such potential investors as PA and the Company agree in advance, and shall only cover those investors referred to in Addendum A, as amended by mutual agreement of the parties from time to time.  PA shall assist the Company in effecting the Transaction(s), and shall use its best efforts to offer and sell the securities in accordance with this Agreement.  The Company shall retain the right, in its sole discretion, to accept or reject investors identified by PA. PA’s engagement by the Company shall be exclusive solely as to the potential investors included in Addendum A. PA shall receive written approval from the Company prior to marketing to any other investors who have not been included on Addendum A. It is anticipated that the Company shall also engage its own legal counsel and may require the services of an accounting firm.

2.
Company Information.  The Company shall cooperate with PA in connection with its financial review and analysis of the Company and shall provide PA with such information concerning the Company as PA deems necessary or appropriate for such review and analysis (collectively, the “Information”).

PA shall keep in confidence and shall use only for the purposes of performing its obligations pursuant to this Agreement, and shall not, without the Company's consent, disclose to any person any non-public Information furnished by the Company to PA except: (a) its own counsel and other advisors on a confidential basis, (b) to the Investors approved by the Company in accordance with the terms hereof and (c) to such other persons as such counsel has advised is required by applicable law, and then only after informing the Company of such legal requirement and providing the Company sufficient time to seek a protective order or otherwise prevent or restrict such disclosure.

Rvue Holdings, Inc.
May 1, 2010

The Company represents and warrants to PA that all Information provided by the Company shall be accurate and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading. PA does not assume responsibility for the accuracy or completeness of the Information, including but not limited to any disclosure materials related to the Transaction(s) except for such information that is provided in writing by PA to the Company that is independently produced by PA and not based on Information provided by the Company or information available from generally recognized public sources.  The Company acknowledges and agrees that PA will rely primarily on the Information and on information available from generally recognized public sources in performing its services hereunder, without having any obligation to independently verify the same and that PA has no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of the Company.  If at any time prior to the completion of a Transaction an event occurs which would cause the Information (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will notify PA immediately of such event.

3.	Fees. The Company shall pay PA the following amounts:

a.
Private Placement Fee.  PA shall be paid upon consummation of the Transaction: a transaction fee, payable in cash, as follows: (A) a cash fee in the amount of eight (8%) percent of the Gross Proceeds (as defined below) from the capital received, directly or indirectly, by the Company solely from investors identified by PA listed on Addendum A with respect to a Transaction (the “Transaction Fee”).  For purposes hereof, “Gross Proceeds” shall mean the cash proceeds received, directly or indirectly by the Company in connection with the Transaction, directly or indirectly, from the sale of the Company’s securities issued in a Transaction, before the deduction of expenses related to such Transaction, including but not limited to the fee payable to PA.

b.
In the event consideration is to be paid in whole or in part by installment payments, the portion of PA’s fee relating thereto shall be calculated and paid when and as such installment payments are made.

c.
Consideration received by the Company paid in whole or in part in the form of securities or other noncash consideration will be valued at its fair market value, as reasonably determined by the Company, as of the day prior to the closing of the Transaction (or later date on which a contingent payment is made), provided, however, that if such consideration consists of securities with an existing trading market, such securities will be valued at the average of the last sales price for such securities on the five trading days prior to the date of the closing (or later date on which a contingent payment is made).

d.
The foregoing fees are payable for any Transaction that occurs (i) during the Term or within six (6) months thereafter with respect to Investors identified by PA, or (ii) at any time during the one year period following termination of PA’s engagement hereunder if the sale involves an Investor identified by PA that has previously concluded a Transaction with the Company. All cash compensation payable hereunder by the Company to PA shall be paid by wire transfer.

Rvue Holdings, Inc.
May 1, 2010

4.
Expenses. PA shall be solely responsible for its expenses incurred in connection with this engagement, unless approved in writing in advance by Company.  Legal fees incurred by PA to prepare, review and finalize this letter agreement will not be reimbursable by the Company.  PA shall be responsible to pay any and all finder’s fees and other fees and expenses of persons associated with PA, and shall comply with all laws, rules and regulations (including, without limitation, any and all filings and compliance with the FINRA rules and regulations) applicable to payments involving third parties.

5.
Advertisements.  Upon a closing of a Transaction, the Company agrees that PA has the right to place advertisements in financial and other newspapers and journals (whether in print or on the internet), and to publicize on its own website and/or marketing materials, at its own expense describing its services to the Company hereunder.

6.	Indemnification. The Company shall indemnify PA, its agents and affiliates in accordance with Annex A attached hereto and made a part hereof.

7.
Termination; Survival.  Upon termination or expiration of this Agreement, the Company shall have no further obligation to PA other than with respect to fees payable to PA as provided herein, provided that the provisions of Sections 3 through 9, inclusive, (including, without limitation, the provisions of indemnification referred to in Annex A) and PA’s obligation to preserve the confidential information provided to it by Company for an indefinite period, shall survive any such expiration or termination.

8.
Venue.  The Company and PA agree that any legal suit, action, or proceeding arising out of or relating to this Agreement and/or the transactions contemplated by this Agreement shall be instituted exclusively in the state or federal courts located in New York County, New York.  The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail in the manner prescribed in Section 9(f) hereof.  The parties further irrevocably consent that any judgment rendered by such court in the State of New York may be entered in other courts having competent jurisdiction thereof.  Without in any way limiting the indemnification provisions in Annex A below, the prevailing party shall have the right to recover any costs, including reasonable attorneys’ fees, in the event of any action brought to enforce any of the terms or provisions of this Agreement. The parties agree that service may be made by overnight mail at its address set forth herein in any action to enforce any of the provisions herein.

9.	Miscellaneous.

a.
Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of each party's agents, affiliates, successors and assigns, but may not be assigned without the prior written consent of the other party.

b.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws or principles thereof.

c.	Amendment. This Agreement may not be modified or amended except in writing signed by the parties hereto.

Rvue Holdings, Inc.
May 1, 2010

d.
PA’s Obligations.  The obligations of PA and the Company hereunder are solely corporate obligations, and no officer, director, employee, agent, member, shareholder, or controlling person shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of PA or the Company or any of their respective affiliates.  The Company acknowledges and agrees that PA is acting as an independent contractor under this Agreement and that the engagement of PA is not intended to confer rights on any person or entity other than the Company and PA.  Nothing contained in this Agreement shall limit or restrict the right of PA or of any member, employee, agent or representative of PA, to be a member, shareholder, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of PA to render services of any kind to any other corporation, company, firm, individual or association.  PA is a registered broker-dealer in good standing with the SEC under the Securities Act of 1934 and in all jurisdictions in which the nature of its activities or the substance of its actions would require such registration or qualification pursuant to the blue-sky laws of such jurisdiction.  PA will comply with all laws, rules and regulations related to its activities on behalf of Company pursuant to this Agreement. All consents, authorizations, and approvals necessary or appropriate for PA to undertake its obligations set forth in this Agreement have been obtained by PA prior to execution of this Agreement and PA shall immediately use its best efforts to secure investors for the Company as set forth herein.

e.
Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings whether written or oral, relating to matters provided herein.  This Agreement is entered into by each of the parties hereto without reliance on any statement, representation, promise, inducement or agreement not expressly contained within this Agreement.  Except as set forth in Annex A hereof, nothing in this Agreement is intended to confer upon any other person (including the stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

f.	Notices. All notices or communications hereunder shall be in writing and mailed or delivered to the Company and to PA at their respective addresses set forth above.

g.
Opinions and Advice.  PA is acting as financial advisor and is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking the proposed Transaction.  PA will not have any rights or obligations in connection with the sale and purchase of the securities contemplated by this Agreement except as expressly provided in this Agreement.  In no event will PA be obligated to purchase the securities for its own account or for the accounts of its customers.  PA will have the right, but not the obligation, however, to determine the allocation of the securities among potential purchasers introduced by PA, provided that such allocation is reasonably acceptable to the Company.

h.
No Waiver.  The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

Rvue Holdings, Inc.
May 1, 2010

PA looks forward to working with you on this assignment.  Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Sincerely,
	/s/	Yves Gut
RAMParners SA
19 blvd Georges-Favon
CH-1204 GENEVA
By:	Yves Gut

APPROVED AND ACCEPTED:
RVUE, INC.

By:	/s/ David A. Loppert

Print name:	David A. Loppert

Title:	SVP

On       May 1, 2010:

[Addendum A and Annex A follow]

Rvue Holdings, Inc.
May 1, 2010

Addendum A

List of Potential Investors

Rvue Holdings, Inc.
May 1, 2010

ANNEX A

The Company agrees that it will indemnify and hold harmless PA, its affiliates, and their respective directors, members, officers, employees, agents, representatives and controlling persons (collectively “PA” and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject, and related to or arising out of the engagement of PA hereunder, the activities performed or omitted by or on behalf of an Indemnified Party pursuant to this Agreement, the Transactions contemplated thereby or PA’s role in connection therewith; provided that the Company will not be liable to the extent that any loss, claim, damage or liability is found in a final judgment (not subject to further appeal) by a court to have resulted primarily from actions taken or omitted to be taken by PA in bad faith or from PA's gross negligence or willful misconduct in performing the services described above. The Company also agrees to reimburse any Indemnified Party for all expenses (including reasonable counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party, whether or not liability resulted and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of PA pursuant to, or the performance by PA of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment (not subject to further appeal) by a court to have resulted primarily from actions taken or omitted to be taken by PA in bad faith or from PA's gross negligence or willful misconduct.

If the indemnification provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and PA, on the other hand, of the Transaction (whether or not the Transaction is consummated).  The Company agrees that for the purposes of this paragraph the relative benefits to the Company and PA of the Transaction shall be deemed to be in the same proportion that the total value of the Transaction or contemplated Transaction by the Company as a result of or in connection with the proposed Transaction bears to the Fee paid or to be paid to PA under this Agreement; provided that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to PA under this Agreement.

Within a reasonable period after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, such Indemnified Party will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action, suit or proceeding and will employ counsel satisfactory to the Indemnified Parties and will pay the fees and disbursements of such counsel, as incurred.  Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable or if such Indemnified Party reasonably determines that the Company’s assumption of the defense does not adequately represent its interest.  In such event, the fees and disbursements of such separate counsel will be paid by the Company.

Rvue Holdings, Inc.
May 1, 2010

The Company agrees that, without PA’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not PA or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. PA agrees that, without the Company’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse PA and such Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the reasonable fees and disbursements of their legal counsel, and to compensate PA and such Indemnified Party in an amount to be mutually agreed upon.

In the event that any amounts due under these indemnification provisions contained in this Annex A are not paid within thirty days after written notice of such event giving rise to the indemnification obligations, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of New York, whichever rate is lower.

The provisions of Annex A shall be in addition to any liability which the Company may otherwise have. These provisions shall be governed by the law of the State of New York and shall be operative, in full force and in full effect, regardless of any termination or expiration of this agreement.

By:	By: